Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “ORTUS CURRENCY FUTURESACCESS LLC”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF SEPTEMBER, A.D. 2011, AT 12:22 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Dlivered 12:57 PM 09/12/2011 FILED 12:22 PM 09/12/2011 SRV 110996072 - 5036353 FILE

CERTIFICATE OF FORMATION

OF

ORTUS CURRENCY FUTURESACCESS LLC

This Certificate of Formation of Onus Currency FuturesAccess LLC (the “LLC”), dated as of September 9, 2011, is being duly executed and filed by Ninon Marapachi, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST.    The name of the limited liability company formed hereby is Ortus Currency FuturesAccess LLC.

SECOND.       The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.           The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Ninon Marapachi
Ninon Marapachi
Authorized Person